UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 15, 2014

Danaher Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-08089	59-1995548
(Commission File Number)	(IRS Employer Identification No.)

2200 Pennsylvania Avenue, NW, Suite 800W, Washington, D.C.	20037-1701
(Address of Principal Executive Offices)	(Zip Code)

202-828-0850

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02        DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 15, 2014, H. Lawrence Culp, Jr., President and CEO of Danaher Corporation (the “Company” or “Danaher”), notified the Company that he will step down from his position as President and CEO and as a member of the Company’s Board of Directors (“Board”) on March 1, 2015. As further discussed below, from March 1, 2015 through March 1, 2016, Mr. Culp is expected to continue his employment with the Company to assist in the leadership transition.

On April 16, 2014, the Board appointed Thomas P. Joyce, Jr., age 53 and an Executive Vice President of the Company, as Executive Vice President and CEO-Designate. At the time Mr. Culp steps down as President and CEO, the Board intends to appoint Mr. Joyce as President and CEO, to the Company’s Board and to the Board’s Finance and Executive Committees. Since joining Danaher in 1989, Mr. Joyce has served in a series of progressively more responsible general management positions and as a Danaher officer since 2002, including as Vice President-Group Executive of Danaher from 2002 to 2006 and as Executive Vice President of Danaher since 2006.

The Company issued a press release on April 16, 2014 announcing Mr. Culp’s plan to step down as President and CEO and the appointment of Mr. Joyce as Executive Vice President and CEO-Designate. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated by reference herein.

To receive the benefit of Mr. Culp’s continued service to Danaher for an additional year after he steps down as President and CEO (the “continued employment period”), the Compensation Committee approved and Danaher entered into a transition agreement with Mr. Culp on April 16, 2014 (the “Transition Agreement”). The Transition Agreement is attached as Exhibit 10.1 and the following description is qualified by reference to such exhibit, and provides that after Mr. Culp steps down as President and CEO and from the Board on March 1, 2015, he will continue his employment in a non-executive position through March 1, 2016 to assist in the Company’s leadership transition. Mr. Culp’s annual base salary and health and welfare benefits during the continued employment period will continue unchanged and upon his departure from the Company on March 1, 2016, 40% of the restricted stock units and stock options granted to him on February 21, 2013 will be deemed vested (if, in the case of the restricted stock units, the performance vesting criteria are otherwise met) (the “pro-rated vesting benefit”) and such stock options as well as his outstanding stock options that vest in February 2016 will remain exercisable for one year following his departure (the “exercise extension benefit”). All other equity awards will vest only to the extent provided in their original terms, and no additional compensation is payable other than accrued and deferred compensation. The Transition Agreement also provides that, at the Board’s election, the continued employment period may commence on an earlier date. If the Board commences the continued employment period prior to 2015, Mr. Culp will not receive a 2014 bonus but will receive an amount equal to his average bonus payments for 2011-2013 (not to exceed 250% of his then-current salary) pro-rated based on the number of days in 2014 preceding such commencement (the “pro-rated cash payment”). In consideration of these benefits, the agreement includes customary post-employment restrictive covenants, releases and waiver of claims provisions.

The Transition Agreement also supersedes Mr. Culp’s existing employment agreement dated as if July 18, 2000, as amended (the “Employment Agreement”), except for the Employment Agreement provisions relating to confidentiality and expenses and (while he continues as President and CEO), compensation, duties and place of performance. Under the Transition Agreement, if Mr. Culp is terminated without cause (including for disability) or terminates his employment for good reason (1) on or before March 1, 2015, his severance benefits remain substantially as previously provided in the Employment Agreement, or (2) between March 1, 2015 and March 1, 2016, he will receive continued salary and health and welfare benefits through March 1, 2016; and in either case (unless Mr. Culp elects to terminate his employment for good reason because of an early commencement of the continued employment period by the Board), his outstanding equity awards that would have vested according to their terms had his employment continued through March 1, 2016 will become vested and he will receive the pro-rated vesting benefit and exercise extension benefit. In addition, if Mr. Culp’s employment ends due to his death, he will receive the benefits previously provided for in the Employment Agreement and in addition his estate will receive the pro-rated vesting benefit and will receive pro-rated vesting of his outstanding restricted stock units (as provided for under the 2007 Stock Incentive Plan) determined as if his employment had continued through March 1, 2016.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits:

Exhibit No.	Description

10.1	Transition Agreement by and between the Company and H. Lawrence Culp, Jr. dated April 16, 2014

99.1	Press release dated April 16, 2014 announcing management changes

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
	Name:	Daniel L. Comas
	Title:	Executive Vice President and Chief Financial Officer

Dated:    April 16, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Transition Agreement by and between the Company and H. Lawrence Culp, Jr. dated April 16, 2014

99.1	Press release dated April 16, 2014 announcing management changes